EXHIBIT (a)(12)

FOR IMMEDIATE RELEASE

Contact: Beth Mittelman Director of Investor Relations (781) 902-8033 ir@iona.com	Jonathan Daly Corporate Communications (781) 902-8139 jonathan.daly@iona.com

IONA ANNOUNCES STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES

Dublin, Ireland – October 16, 2002 – IONA®, the leading e-Business Platform provider for Web Services Integration (NASDAQ: IONA), today announced that its Board of Directors has approved a voluntary stock option exchange program for IONA employees.

“The decision to launch this program was taken very carefully,” said Barry Morris, IONA’s Chief Executive Officer. “IONA’s Board of Directors believes the interests of all shareholders will be served if we recognize, retain and motivate the employees we need to return IONA to profitable growth. After extensive consideration of the alternatives, the Board decided to make this program the foundation of our employee retention effort.”

Under the program, eligible IONA employees will be given the opportunity to cancel previously granted options in exchange for new options. The number of new options to be granted will be determined by an exchange ratio ranging from five old options for one new option to one old option for one new option, depending on the exercise price of the old options. The new options will not be granted until at least six months and one day after the old options are cancelled. The new option grant date is therefore expected to be on approximately May 15th, 2003. The exercise price per share for the new options will be the fair market value of IONA ordinary shares on the last trading day immediately prior to the grant.

The exchange program will be accounted for in accordance with FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation.” IONA believes there will be no variable compensation charges as a result of this stock option exchange program.

About IONA

IONA is the leading e-Business Platform provider for Web Services Integration with more than 4,500 customers worldwide. IONA Orbix E2A™, which consists of the award-winning Orbix E2A Web Services Integration Platform and Orbix E2A Application Server Platform, enables the flow of information across disparate systems and the liberation of application assets for new business opportunities.

Founded in 1991, IONA® (NASDAQ: IONA) is headquartered in Dublin, Ireland, with U.S. headquarters in Waltham, Massachusetts and offices worldwide. For additional information about IONA, visit our Web site at http://www.iona.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning plans and objectives of management, expectations regarding future financial performance, profitability, and economic and market conditions. The forward-looking statements made are neither promises nor guarantees and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated or indicated, including risks and uncertainties relating to the Company’s cost-reduction efforts; the integration of recent and future acquisitions; the launch of IONA’s End 2 Anywhere strategy for Web Services Integration; growth in market demand for Web services and integration; IONA’s enterprise sales model and its current market; volume, timing and seasonal patterns of product sales; impact of competitive products and pricing; development and market acceptance of new and improved products; undetected errors in software; and general economic conditions, including their effect on the acquisition of new accounts and the time required to close sales transactions. For a more detailed discussion of the risks and uncertainties, please refer to our most recent Annual Report on Form 20-F and other periodic reports and registration statements filed with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements in this press release, which are current only as of the date when made. You should not expect that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and IONA disavows and disclaims any obligation to do so.

IONA, IONA Technologies, the IONA logo, Orbix, E2A, End 2 Anywhere, End To Anywhere, Orbix E2A, IONA E2A, IONA e-Business Platform, iPortal Application Server, SureTrack, IONA XMLBus, Adaptive Runtime Technology, Orbacus, Orbix/E, IONA University and Total Business Integration are trademarks or registered trademarks of IONA Technologies PLC and/or its subsidiaries. Java and J2EE are trademarks or registered trademarks of Sun Microsystems, Inc in the United States and other countries. CORBA is a trademark or registered trademark of the Object Management Group, Inc in the U.S. and other countries. All other trademarks that may appear herein are the property of their respective owners.

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